Exhibit 99.1
CONTACT:	S. Leslie Jewett (949) 255-0500 ljewett@calfirstbancorp.com

CFNB ANNOUNCES 8% DROP IN FISCAL 2007 EARNINGS TO $9.9 MILLION
ON WEAKER FOURTH QUARTER RESULTS

IRVINE, CALIFORNIA, August 6, 2007 -- California First National Bancorp (NASDAQ: CFNB; "CalFirst Bancorp") today announced that for the fourth quarter ended June 30, 2007, net earnings of $2.4 million decreased 27% from net earnings of $3.3 million for the fourth quarter of fiscal 2006. Diluted earnings per share for the fourth quarter of 2007 were also down 27% to $0.21 per share, compared to $0.28 per share for the fourth quarter of the prior year. For the fiscal year ended June 30, 2007, net earnings of $9.9 million were 8% below the $10.7 million reported for fiscal 2006. Diluted earnings per share of $.86 for the fiscal year ended June 30, 2007 were also 8% lower than $0.94 per share reported for the prior year.

For the fourth quarter ended June 30, 2007, total direct finance and interest income increased 23% to $7.0 million, compared to $5.7 million for the fourth quarter of fiscal 2006. This increase is primarily due to higher direct finance income resulting from a 120 basis point improvement in the average yield on the investment in capital leases held in the Company's portfolio, along with an 8% increase in the average balances held. Higher rates earned on investments, along with higher cash and short-term investment balances, contributed to a 41% increase in interest and investment income. Interest expense paid on deposits during the fourth quarter also increased by 41% to $1.3 million due to a 23% increase in average deposit balances and a 70 basis point increase in average interest rates paid, which offset some of the income gains. Consequently, net direct finance and interest income after provision for lease losses increased 22% to $5.7 million, compared to $4.7 million for the fourth quarter of fiscal 2006.

For the fourth quarter ended June 30, 2007, other income of $2.0 million was down 55% from $4.5 million for the fourth quarter of the prior year. The significant decline was due to the combined impact of lower gains earned from sales of leased property and lower income from lease extensions. The foregoing factors resulted in gross profit of $7.7 million for the fourth quarter of fiscal 2007, a 15% decrease from $9.2 million for the quarter ended June 30, 2006.

For the fiscal year ended June 30, 2007, total direct finance and interest income increased 33% to $26.9 million, compared to $20.2 million in fiscal 2006. The increase for the year was primarily due to higher yields earned, including a 160 basis point increase in average yields earned on the portfolio and 100 basis point increase in rates earned on cash and investments, but also reflected a 13% increase in the average investment in capital leases. Direct finance income also benefited from the recognition of accelerated and accrued direct finance income during the second quarter of the year. For the year ended June 30, 2007, interest expense on deposits increased by $2.1 million to $4.7 million, reflecting a 100 basis point increase in average rates paid on average deposit balances that increased by 44% from the year before to $95.9 million. The Company recognized a net reduction in the allowance for lease losses of $120,000 during fiscal 2007, reflecting the recovery of $633,000 during the second quarter, offset by additions of $513,000. As a result, net direct finance and interest income after provision for lease losses increased 30% to $22.3 million, compared to $17.1 million in fiscal 2006.

For the fiscal year 2007, other income of $9.2 million was down 42% from $15.7 million during fiscal 2006. This decrease was due almost entirely to lower gains earned from sales of leased property that resulted from a significantly lower investment in leases coming to end of term during the year. As a result of the foregoing, gross profit for the year was down 4% to $31.5 million compared to $32.8 million for the year ended June 30, 2006.

CalFirst Bancorp's selling, general and administrative ("S,G&A") expenses of $3.9 million recognized during the fourth quarter was up $50,000 from the fourth quarter of fiscal 2006. S,G&A expenses recognized for the year of $15.5 million were within 1% of the $15.3 million reported for the prior year. The change in S,G&A expenses for both periods is due to higher costs resulting from growth in the sales force, which offset the benefit from lower variable costs resulting from efforts to control expenses.

Commenting on the results, Patrick E. Paddon, President and Chief Executive Officer, indicated, "During fiscal 2007 we produced excellent growth in direct finance and interest income, despite slower growth in the portfolio than in the prior years. Lease bookings during 2007 of $155.4 million were below the $163.8 million booked in the prior year, which restricted growth in the investment in leases. However, after three steady years, the net investment in capital leases of $231.8 million at June 30, 2007 is up 50% from June 30, 2004. During the fourth quarter, we also began to see some resurgence in origination activity, with fourth quarter originations at their highest level in three years, and 30% ahead of the fourth quarter of last year. For the year, the volume of new leases originated of $171 million is still down 8% from $182 million for fiscal 2006, but with the stronger fourth quarter activity, the backlog of approved but unbooked leases at June 30, 2007 is about 4% above the level of a year ago, and close to a peak.

"Looking forward to fiscal 2008, we should see continued growth in our direct finance income from the larger investment in capital leases, which should be sustained with the completion and booking of current lease commitments. CalFirst Bank has expanded its operating plan to provide commercial loans to selected borrowers, and we are hopeful that this will expand growth opportunities in fiscal 2008. Other income in fiscal 2008 should not be impacted so dramatically by a lower volume of leases reaching the end of term. Based on contractual maturities, residual investments reaching their end of term during fiscal 2008 is estimated to be 16% lower than in fiscal 2007, which witnessed a 50% drop."

California First National Bancorp is a bank holding company with leasing and bank operations based in Orange County, California. California First Leasing Corporation leases and finances computer networks and other high technology assets through a centralized marketing program designed to offer cost-effective leasing alternatives. California First National Bank is an FDIC-insured national bank that gathers deposits using telephone, the Internet, and direct mail from a centralized location, and will lease capital assets to businesses and organizations and provide business loans to fund the purchase of assets leased by third parties.

This press release contains forward-looking statements, which involve management assumptions, risks and uncertainties. The statements in this press release that are not strictly historical in nature constitute "forward-looking statements." Such statements include expectations regarding the Company's expected growth in lease bookings and direct finance income, the impact of changes in strategy and residual realization. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to be different from the results expressed or implied by such forward-looking statements. Such risks include the risk that the market conditions, including changes in interest rates or the credit condition of our lessees could result in a different outcome than currently anticipated by the Company. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances arising after the date hereof. For further discussion regarding management assumptions, risks and uncertainties, readers should refer to refer to the Company's 2006 Annual Report on Form 10-K and the 2007 quarterly reports on Form 10-Q.

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CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Statement of Earnings
(000's except per share data)

	Three Months Ended June 30,		Year Ended June 30,
	2007	2006	2007	2006

Direct finance income	$ 6,399	$ 5,264	$ 24,846	$ 18,861
Interest income on investments	$ 611	$ 432	$ 2,057	$ 1,329
Total direct finance and interest income	$ 7,010	$ 5,696	$ 26,903	$ 20,190

Interest expense on deposits	$ 1,289	$ 915	$ 4,706	$ 2,593
Provision for lease losses	$ -	$ 80	$ (120)	$ 482
Net direct finance and interest income, after provision for lease losses	$ 5,721	$ 4,701	$ 22,317	$ 17,115
Other income
Operating and sales-type lease income	$ 876	$ 1,665	$ 4,430	$ 4,498
Gain on sale of leases and leased property	$ 644	$ 2,606	$ 3,561	$ 10,390
Other fee income	$ 505	$ 193	$ 1,171	$ 780
Total other income	$ 2,025	$ 4,464	$ 9,162	$ 15,668

Gross Profit	$ 7,746	$ 9,165	$ 31,479	$ 32,783

Selling, general and administrative expenses	$ 3,866	$ 3,817	$ 15,466	$ 15,278

Earnings before income taxes	$ 3,880	$ 5,348	$ 16,013	$ 17,505

Income taxes	$ 1,484	$ 2,072	$ 6,125	$ 6,783

Net earnings	$ 2,396	$ 3,276	$ 9,888	$ 10,722

Basic earnings per common share	$ 0.21	$ 0.29	$ 0.88	$ 0.96
Diluted earnings per common share	$ 0.21	$ 0.28	$ 0.86	$ 0.94

Weighted average common shares outstanding	11,205	11,158	11,184	11,125
Diluted number of common shares outstanding	11,552	11,537	11,534	11,461

Dividends declared per common share outstanding	$ 0.12	$ 0.11	$ 0.46	$ 0.42

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Balance Sheets
(000's)

	June 30, 2007	June 30, 2006
ASSETS
Cash and short term investments	$ 46,122	$ 40,747
Investment securities	2,563	1,134
Net receivables	1,345	1,905
Property for transactions in process	34,720	41,680
Net investment in capital leases	231,830	213,956
Income tax receivable	4,331	4,744
Other assets	2,037	1,765
Discounted lease rentals assigned to lenders	6,239	8,424
	$329,187	$314,355
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$ 3,865	$ 3,263
Income taxes payable, including deferred taxes	7,480	9,739
Deposits	105,470	89,166
Other liabilities	8,466	10,236
Non-recourse debt	6,239	8,424
Total liabilities	131,520	120,828
Stockholders' Equity	197,667	193,527
	$329,187	$314,355